Prosperity Bancshares, Inc.® Completes Acquisition of The Bank Arlington

HOUSTON, April 2, 2012 /PRNewswire/ -- Prosperity Bancshares, Inc.® (NYSE: PB) completed the previously announced acquisition of The Bank Arlington on April 1, 2012. The transaction continues Prosperity's strategic growth and expansion of the franchise in the Dallas-Fort Worth Metroplex.

Prosperity, which began trading on the New York Stock Exchange (NYSE) under the symbol "PB" on December 28, 2011, was recently named the #1 bank in America by Forbes in their "2012 Best Banks in America" report.

Pursuant to the terms of the reorganization agreement, Prosperity will issue up to 135,389 shares of Prosperity common stock for all outstanding shares of The Bank Arlington capital stock, plus cash in lieu of fractional shares.

The Bank Arlington operates one (1) banking office in Arlington, Texas, in the Dallas-Fort Worth Metroplex. Prosperity will now operate thirty-two (32) banking centers in the Dallas-Fort Worth area. As of December 31, 2011, The Bank Arlington reported total assets of $37.3 million, total loans of $21.3 million and total deposits of $32.8 million.

Prosperity Bancshares, Inc.®

Prosperity Bancshares Inc.®, recently named "America's Best Bank" by Forbes, is a $9.8 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates one hundred seventy six (176) full service banking locations; sixty (60) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-two (32) in the Dallas/Fort Worth area; twenty-one (21) in the East Texas area; thirty-four (34) in the Central Texas area including Austin and San Antonio; and ten (10) in the Bryan/College Station area.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by Prosperity's management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity's control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity's securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with "small-cap" companies. These and various other factors are discussed in Prosperity's Annual Report on Form 10-K for the year ended December 31, 2011 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares, Inc.® may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

CONTACT: Dan Rollins, President and Chief Operating Officer, +1-281-269-7199, dan.rollins@prosperitybanktx.com